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                                                                    Exhibit 23.2

The Board of Directors
Foot Locker, Inc.

We consent to incorporation by reference in the registration statement (No. 333-xxxx) on Form S-8 of Foot Locker, Inc. of our report dated March 12, 2003, relating to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of February 1, 2003 and February 2, 2002, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended February 1, 2003, which report appears in the February 1, 2003 annual report on Form 10-K of Foot Locker, Inc.

/s/ KPMG LLP

New York, New York

December 16, 2003